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                                                                      EXHIBIT 11

                        AGREEMENT REGARDING CONFIDENTIAL
                       INFORMATION, INTELLECTUAL PROPERTY
                        NON-COMPETITION, NON-SOLICITATION
                              AND CHANGE OF CONTROL

In consideration of my promotion to the position of Chief Technology Officer by Donnelley Enterprise Solutions Incorporated or any division, subsidiary, affiliate, successor or assignee thereof (collectively "DESI"), and the salary, commission or other compensation paid to me from time to time by DESI, I, Nestor
P. Holynskyj, agree as follows:

1. Competitive Employment. While I am employed by DESI, I agree that, other than for DESI, I will not, either directly or indirectly, either as a principal, agent, employee, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity, engage in any manner in the business conducted by DESI or any of its divisions or affiliates.

2. Definition of Confidential Information. I realize that my position with DESI creates a relationship of high trust and confidence with respect to Confidential Information owned by DESI, its clients or suppliers that may be learned or developed by me while employed by DESI. For purposes of this Agreement, "Confidential Information" includes all information that DESI desires to protect and keep confidential or that DESI is obligated to third parties to keep confidential, including but not limited to "Trade Secrets" to the full extent of the definition of that term under Illinois law. It does not include "general skills, knowledge and experience" as those terms are defined under Illinois law.

3. Examples of Confidential Information. Confidential Information includes, but is not limited to: computer programs, unpatented inventions, discoveries or improvements; marketing, manufacturing, organizational, operating, research and development, and business plans, company policies and manuals, sales forecasts; personnel information (including the identity of DESI employees, their responsibilities, competence and abilities, and compensation); medical information about employees; pricing and nonpublic financial information; current and prospective client lists and information on clients or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of major equipment or property.

4. General Skills, Knowledge and Experience. If I leave DESI, I may take with me and use the general skills, knowledge and experience that I have learned or developed in my position or positions with DESI or others.

5. Confidentiality Obligations. During and after my employment with DESI, I will not (a) disclose, directly or indirectly, any

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Confidential Information to anyone outside of DESI or to any employees of DESI not authorized to receive such information or (b) use any Confidential Information other than as may be necessary to perform my duties at DESI. In no event will I disclose any Confidential Information to, or use any Confidential Information for the benefit of, any current or future competitor, supplier or client of DESI, whether on behalf of myself, any subsequent employer, or any other person or entity.

6. Duration. With respect to Trade Secrets, my obligations under paragraph 5 shall continue indefinitely or until such Trade Secret information has been made available generally to the public either by DESI or by a third party with DESI's consent or is otherwise not considered a Trade Secret under Illinois law. With respect to Confidential Information which is not a Trade Secret (herein referred to as "Proprietary Information"), my obligations under paragraph 5 shall continue in duration until the first to occur of the following (a) five (5) years has elapsed since termination of my employment with DESI for any reason including termination by DESI with or without cause, or (b) the Proprietary Information has been made available generally to the public either by DESI or by a third party with DESI's consent.

7. Geographic Scope. I understand that DESI has sales and operations facilities throughout the United States and in a number of foreign countries, that it purchases equipment and materials from suppliers located throughout the world, and that it expects to expand the scope of its international activities in the future. I therefore agree that my obligations under paragraph 5 shall extend worldwide.

8. Former Employers. I acknowledge that DESI expects me to respect and safeguard the trade secrets and confidential information of my former employers. I will not disclose to DESI, use in DESI's business, or cause DESI to use, any information or material that is confidential to any former employer, unless such information is no longer confidential or DESI or I have obtained the written consent of such former employer to do so.

9. Return of Property. Upon termination of my employment with DESI or upon DESI's request, I will deliver to DESI all DESI property in my possession, including notebooks, reports, manuals, programming data, listings and materials, engineering or patent drawings, patent applications, any other documents, file or materials which contain, mention or relate to Confidential Information, and all copies and summaries of such material whether in human- or machine-readable-only form, that I may have or that may come into my custody while employed by DESI.

10. Insider Trading Prohibitions. I understand that I may not buy or sell securities on the basis of material information which

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has not been disclosed to the public ("Inside Information"). "Inside
Information" includes anything learned as a result of my employment or other relationship with DESI which has not been released to the public. It also includes any information about DESI and its securities and any information about other companies and other securities learned as a result of my employment or other relationship with DESI, such as information to which I have access which has not been delivered or released to the public.

11. Restrictive Covenants. (a) Non-Solicitation of Employees. While employed by DESI and for a period of eighteen (18) months from the date of termination of my employment with DESI for any reason, including termination by DESI with or without cause, I shall not directly or indirectly solicit, induce or encourage any DESI employee(s) to terminate their employment with DESI or to accept employment with any competitor, supplier or client of DESI, nor shall I cooperate with any others in doing or attempting to do so. As used herein, the term "solicit, induce or encourage" includes, but is not limited to, (i) initiating communications with a DESI employee relating to possible employment,
(ii) offering bonuses or additional compensation to encourage DESI employees to terminate their employment with DESI and accept employment with a competitor, supplier or client of DESI, or (iii) referring DESI employees to personnel or agents employed by competitors, suppliers or clients of DESI.

    (b) Non-Solicitation of Customers. For a period of eighteen (18) months from the date of termination of my employment for any reason, except termination by DESI without cause, I agree that I will not, either directly or indirectly, as a principal, agent, contractor, employee, employer, partner or shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity, solicit or engage in software consulting, systems integration, custom software development, facilities management, outsourcing, provision of contract labor, desktop publishing, word processing, graphics or any other areas of business engaged in by DESI as of the date of termination of my employment ("DESI Business") with any client which was a client, or a prospective client, of DESI (provided I had responsibilities or duties with respect to, or was involved in the development of, such prospective client), within the twelve (12) months immediately preceding my termination.

    (c) Non-Compete. I agree that while I am employed by DESI and for a period of eighteen (18) months from the date of termination of my employment for any reason, except termination by DESI without cause, I will not, directly or indirectly, as a principal, agent, contractor, employee, employer, partner, shareholder (other than as an owner of 2% or less of the stock of a public corporation) or in any other capacity engage in, solicit or perform any technological services for any corporation, partnership or any other entity which is competitive with DESI

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Business in the United States. Notwithstanding the foregoing provisions of this subparagraph, it is understood and agreed that upon termination of my employment with DESI, I may accept employment with a competitive concern whose business is diversified; provided that, prior to such employment, DESI is given reasonable assurance in writing that I will not, during said eighteen-month period, render technological services directly or indirectly to any line of business of such concern which is competitive with DESI Business.

    (d) In the event that any provision of this paragraph is held to be unreasonable, a court may modify such provision in any manner which results in an enforceable restriction.

12. Injunctive Relief. I acknowledge that violation of the foregoing confidentiality, non-solicitation and non-competition obligations will cause DESI irreparable harm. I agree that DESI is entitled to protection from such violations, including protection by injunctive relief, in addition to other remedies available under the law.

13. Disclosure of Developments. I will disclose promptly to DESI all inventions, discoveries, developments, improvements, works of authorship and computer programs, ideas, concepts, enhancements, writings, graphics, designs, models, artwork, code, routines, compilations and related documentation (collectively, "Developments") that are made, conceived, first reduced to practice or learned by me either solely or jointly with another or others while employed by DESI, whether or not they are patentable, copyrightable or subject to trade secret protection.

14. Ownership of Developments. I agree that, except as otherwise provided in paragraph 17 hereof, all Developments shall be the sole and exclusive property of DESI. Any Development for which copyright protection is available shall be considered a work made for hire or, if I am an independent contractor, assigned by me to DESI. I agree to assign and do hereby assign to DESI, or to some other legal entity ("Assignee") designated by DESI, all of my right, title and interest in and to all Developments in all media throughout the world in perpetuity. I further agree to waive any moral or similar rights to the Developments.

15. Protection of Developments. DESI or Assignee shall have the right to use the Developments and obtain Letters Patent, Copyrights (as author or assignee) or other statutory or common law protections for Developments in any and all countries. I will provide DESI or Assignee such assistance as may be requested in order for DESI or Assignee to obtain or otherwise secure, and from time to time enforce, U.S. or foreign Letters Patent, copyrights or other statutory or common law protections for Developments, including the execution of any and all documents

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that DESI or Assignee may wish to use to obtain or otherwise secure or enforce such rights, together with any assignments thereof to DESI or Assignee, and to the successors and assigns of DESI or Assignee, transferring all of my right, title and interest in and to any Development, and the right to apply for or otherwise obtain any such rights. DESI or Assignee shall have the sole right to determine what action, if any, to take with respect to any Development. All expenses incurred in obtaining and enforcing rights in Developments owned by or assigned to DESI shall be borne by DESI.

16. Post-Employment Assistance. If I am no longer employed by DESI, DESI or Assignee shall compensate me at a reasonable rate for time actually spent by me at the request of DESI or Assignee on the assistance referred to in paragraph
14. Such rate shall be determined by DESI and shall be based on my compensation at the time my employment with DESI was terminated. DESI or Assignee shall also reimburse me for pre-approved traveling and personal expenses incurred in complying with such request.

17. Employee Inventions. I understand that the provisions of paragraphs 13, 14 and 15 of this Agreement do not apply to an invention for which none of DESI's equipment, supplies, facilities or trade secret information was used and which was developed entirely on my own time, unless the invention relates to DESI's business or to DESI's actual or demonstrably anticipated research or development activities, or unless the invention results from work I perform for DESI.

18. Pre-Existing Developments. I have identified at the end of this Agreement all Developments that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my employment with DESI, and that I desire to exclude from operation of this Agreement. If there are no Developments listed, I represent that I have made no such Developments.

19. Payments. With respect to any Development for which DESI seeks to obtain U.S. or foreign Letters Patent, DESI will pay me the sum of Five Hundred Dollars ($500) when I execute an assignment of the Development to DESI, or when I execute the first patent application and assignment covering the Development, whichever occurs first. Divisional or continuation-in-part applications shall be considered to cover separate Developments. The payment of the sum of Five Hundred Dollars ($500) shall relieve DESI of any obligation it may have had to make any further payments to me with respect to such Development. If there are several co-inventors, this sum shall be divided equally between them.

20. Identification of Authorship. DESI, its assignees and licensees are not required to designate me as the author of any Developments created as a work made for hire or assigned under

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this Agreement when any such work is distributed publicly, nor to make any such public distribution or any use thereof.

21. Subsidiaries and Affiliates. I understand and agree that this Agreement is executed by DESI on its own behalf and on behalf of each of its subsidiaries, that my obligations under this Agreement shall apply equally to each of DESI's subsidiaries and that such subsidiaries may enforce this Agreement in their own names as if they were parties to this Agreement.

22. Prior Agreements. The provisions of any previous agreement relating to the same subject matter shall remain in effect with respect to any Developments disclosed by me to DESI prior to the date of this Agreement. Any Development made or conceived during the term of such previous agreement but not disclosed until after the date of this Agreement shall be governed by the terms of this Agreement.

23. Change of Control. DESI agrees that if my employment with the Company is terminated as a result of a Change in Control of DESI, as hereinafter defined, DESI shall pay me, within thirty (30) days of the date of termination, an amount equivalent to my then current annual salary.

For purposes of this Agreement, "Change of Control" is defined as the acquisition by any person or group of beneficial ownership, other R.R. Donnelley & Sons Company, in one or a series of transactions, of more than 50% of either the then outstanding stock or the combined voting power of the then outstanding voting securities of DESI entitled to vote generally in the election of directors.

24. Severability. If any provision of this Agreement is held by a court to be void or unenforceable for any reason, the remaining provisions of this Agreement shall continue in full force and effect. If a court is of the opinion that any part of this Agreement is unreasonable, it may modify this Agreement to make it reasonable and enforceable in all respects.

25. Recovery of Expenses. I agree to pay to DESI the costs and reasonable attorneys' fees incurred by DESI if it prevails in enforcing any or all of the terms of this Agreement.

26. Survival of Obligations. The provisions of paragraphs 2-16 and 18-26 of this Agreement shall survive its termination.

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27. Governing Law. This Agreement shall be construed in accordance with laws governing contracts made and to be performed in the State of New York.

   /s/ NESTOR P. HOLYNSKYJ                          2/2/98             , 19
------------------------------------        ---------------------------    -----
Nestor P. Holynskyj                         Date

DONNELLY ENTERPRISE SOLUTIONS INCORPORATED


By: /s/   RHONDA I. KOCHLEFL
   ---------------------------------

The following are pre-existing Developments not covered by paragraphs 12-15, in which I have any right, title or interest, and which were conceived or written either wholly or in part by me prior to my employment with DESI, but neither published nor filed in any Patent Office.

DESCRIPTION OF DOCUMENTS AND PATENTS (IF APPLICABLE)

                                     Date of              Name of Witness
Title of Document                    Document             Document

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